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    WILLOWBRIDGE STRATEGIC TRUST
    MONTHLY REPORT/
    DECEMBER 31, 1996
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         WILLOWBRIDGE STRATEGIC TRUST
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Dear Interest Holder:

Enclosed is the report for the month of December 1996 for Willowbridge Strategic Trust (the ``Fund''). The net asset value of an interest as of December 31, 1996 was $103.47, a decrease of 2.72% from the November 30, 1996 $106.36 value. The 1996 year-to-date return for the Fund was a increase of 3.47% as of December 31, 1996.

The Fund's negative December performance was primarily the result of losses incurred in the metal, grain, energy, soft and financial sectors. Moderate profits were earned in the stock index, currency and meat sectors.
Base metal prices, particularly copper, reversed their upward trend as market expectations for supply and demand changed. Copper and silver positions posted losses. Similarly, grain and energy prices, which had been rising, reversed direction and then flattened as the month progressed. Losses occurred specifically in heating oil, natural gas, corn, wheat and soybean product positions.

In early December, the Chairman of the Federal Reserve Bank, Alan Greenspan, remarked on the ``irrational exuberance'' exhibited by the high priced U.S. stock market prompting investors to take profits in the stock and financial markets. Currencies were affected as well, as these markets experienced a temporary reverse in direction. Despite this move, the Fund posted gains in this sector, specifically in the U.S. dollar/Japanese yen and U.S. dollar/Swiss franc cross rate positions. In addition, positions in the stock index sector benefited when the S&P 500 temporarily reversed.

The estimated net asset value per interest as of January 21, 1997 was $107.66. Past performance is not necessarily indicative of future results.
Should you have any questions, please contact your Prudential Securities Financial Advisor. For questions concerning your account status, contact Prudential Securities Client Services at 1-800-535-2077.

In connection with your investment in the Fund, you will receive 1996 tax information on Schedule K-1. If you have any questions concerning your K-1, please call the K-1 hotline at 1-800-688-6734.

        Sincerely yours,


        James M. Kelso
        President & Director
        PRUDENTIAL SECURITIES FUTURES
        MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at month-end. The correct value is contained in this report.

STATEMENT OF OPERATIONS
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
For the month of December 1996
Revenues:
Realized gain on commodity
  transactions.....................   $ 1,569,414
Change in unrealized commodity
  positions........................    (2,427,109)
Interest income....................       122,091
                                      -----------
                                         (735,604)
                                      -----------
Expenses:
Commissions........................       181,508
Management fee.....................        69,560
Incentive fee......................      (221,753)
                                      -----------
                                           29,315
                                      -----------
Net loss...........................   $  (764,919)
                                      -----------
                                      -----------


     STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the month of December 1996
                               Total      Per Unit
                            -----------   --------
Net asset value at
  beginning of month
  (246,950.679
  interests)..............  $26,265,939   $ 106.36
Contributions.............    1,838,500
Net loss..................     (764,919)
Redemptions...............     (359,352)
                            -----------
Net asset value at end
  of month (260,763.310
  interests)..............  $26,980,168     103.47
                            -----------   --------
                            -----------
Change in net asset
  value per interest...................   $ (2.89)
                                          --------
                                          --------
Percentage change......................      (2.72)%
                                          --------
                                          --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Willowbridge Strategic Trust is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             by: Barbara J. Brooks
                                   Treasurer